Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 (except as to Note 1 as it relates to stock splits, which is as of October 17, 2014), with respect to the consolidated financial statements included in Exhibit 99.1 to this Registration Statement on Form S-8 for the nine months ended December 31, 2012 and the fiscal year ended March 31, 2012 of LendingClub Corporation, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, California

November 29, 2014